ASSETS PURCHASE AGREEMENT


     AGREEMENT, dated as of the 25th day of February, 1998, by and among Weed Wizard, Inc., a Georgia corporation (the "Company"), Weed Wizard Acquisition Corp., a Delaware corporation ("Buyer"), U.S. Home & Garden, Inc., a Delaware corporation ("USH&G"), and Pam Butler, Don Bryan, Mabel Bryan, Norman Adams and James Anderson (said individuals being hereinafter collectively called the "Selling Stockholders" and severally called "Selling Stockholder").

                             W I T N E S S E T H :

     WHEREAS, the Selling Stockholders are the owners of all of the issued and outstanding Common Stock of the Company; and

     WHEREAS, the Buyer is an indirect wholly-owned subsidiary of USH&G; and

     WHEREAS, the Company is engaged in the business of marketing, packaging and distributing consumer lawn and garden trimmer attachments under the "Weed Wizard" name (the "Business"); and

     WHEREAS, the Company wishes to sell to Buyer, and Buyer wishes to purchase from the Company, as a going concern,

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the business and substantially all of the properties and assets of the Company, all subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

     I. Purchase and Sale Agreement.

     1.1. Agreement of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in subparagraph 2.1 hereof) the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Company, the Purchased Assets (as defined in subparagraph 1.2 hereof), free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever, other than liens reflected in the Financial Statements (as defined in subparagraph 4.6), liens for taxes not yet delinquent, mechanic's, materialmen's and similar liens which have arisen in the ordinary course of business, purchase money security interests liens arising under any applicable bulk sales laws (all of which mechanic's, materialmen's and similar liens and


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purchase money security interests which are filed and of record are listed on
Schedule 1.1), or other liens which are immaterial in amount or character ("Permitted Encumbrances").

     1.2. Purchased Assets. As used in this Agreement, the term "Purchased Assets" means all of the Company's right, title and interest in the personal property, assets owned by the Company or otherwise employed, used or available for use in the Business, tangible and intangible, of every kind and nature, wherever located, as the same shall exist on the Closing Date, including, without limitation, all (i) cash and cash equivalents; machinery, equipment, motor vehicles, tools, molds, dies, patterns, gauges, furniture and supplies; inventories (including raw materials, work-in-process, finished goods, packaging inventories, demonstration inventories and spare parts); notes and accounts receivable; customer lists (including name, address and telephone number); customer and product authorizations; goodwill; claims and rights of action against third parties; refunds and credits due or to become due from any source; rights and interests of the Company under warranties, guarantees, pending or executory contracts and commitments for the purchase or lease of materials, supplies or services in connection with the Business, pending or executory contracts and commitments for the sale or lease of products or


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services in connection with the Business, and other leases and pending or executory contracts and commitments of any nature relating to the Business; deferred charges, advance payments, prepaid expenses and deposits; rights of offset and credits of all kinds; the name "Weed Wizard" and all other names, brands and marks used in connection with the Business, and all derivatives and combinations thereof; all promotional materials; all research and development relating to new products, new designs, processes or cost reductions which are used or useful or in any way related to or of potential benefit to the Business; telephone numbers listings and rights under governmental and administrative licenses, permits and approvals, (ii) specifications, manuals and technical data, trade secrets, discoveries, blueprints, drawings, inventions, designs, patents, improvements, processes, product information and data, shop rights and know-how, and (iii) files, books and records relating to any of the foregoing. The Purchased Assets shall include, without limitation, all properties and assets of the Company reflected on the Audited Closing Balance Sheet as defined in Section 2.4.1 hereof. Anything contained in this Agreement to the contrary notwithstanding, the Purchased Assets shall not include any insurance policies of the Company and rights thereunder, any of the Company's rights under this Agreement, items of equipment which are no longer used or usable in the


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conduct of the Business and the value of which is not reflected on the Audited
Closing Balance Sheet; all causes of action, claims and rights of setoff with respect to the Retained Liabilities (as defined herein), the real property used by the Company in the conduct of the Business located at 6195 Highway 52 East and adjacent 25 Starbridge Road and 74 Starbridge Road, Dahlonega, Georgia, together with all fixtures, including but not limited to pilot racking (but excluding compressors), improvements and structures located thereon, and the minute books, stock books and tax returns of the Company, and any other books and records which the Company may be required by law to retain, the account receivable in the amount of $53,641.58 due from Payless Cashways, Inc., and the assets set forth on Exhibit I, which are otherwise reflected on Schedule 4.8 (said assets being hereinafter collectively called the "Retained Assets").

     1.3. Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in subparagraph
2.1 hereof) Buyer shall assume, and shall only assume (i) the Company's obligations under the pending and executory contracts which are included among the Purchased Assets, but only to the extent that they represent obligations which are by their stated


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terms to be performed, in the ordinary course, subsequent to the Closing Date, and (ii) the following liabilities of the Company which are set forth on the Audited Closing Balance Sheet: (A) Accounts Payable, (B) Customer Deposits (C) Payroll Taxes payable (except for amounts due with respect to bonuses paid to the Selling Stockholders) and (D) Accrued Expenses and (iii) subject to subparagraph 3.15, claims of the Company's retail customers and of users of any products sold following the Closing Date by the Company in the ordinary conduct of the Business, including any replacement parts sold by the Company (collectively, the "Products"), which are based solely on the Company's written product warranties as disclosed to Buyer, and are only for the repair, replacement or reimbursement remedies set forth in such written product warranties (the liabilities and obligations referred to in the immediately preceding clauses (i), (ii) and (iii) being hereinafter collectively called the "Assumed Liabilities"); provided, however, that anything in this Agreement contained to the contrary notwithstanding, the following shall not constitute Assumed Liabilities: (a) liabilities and obligations of the Company, the existence of which constitutes a material breach of any of the representations or warranties made by the Company in this Agreement or in any document delivered by it pursuant hereto, any (b) liabilities or claims in connection with any litigation


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specified on Schedule 4.11 or any tax liability of the Company not reflected on the Audited Closing Balance Sheet, (c) liabilities and obligations of the Company for environmental and ecological matters, including those relating to the use, transport, disposal, handling or storage of hazardous or toxic materials, pollutants, contaminants or wastes, or to the exposure of persons thereto and (d) the following liabilities of the Company which are set forth on the Audited Closing Balance Sheet: (E) Notes Payable; (F) Note Payable Stockholders (G) Sales Taxes Payable; (H) Accrued Interest Payable and (I) any other obligations of the Company for borrowed money (collectively, the "Retained Liabilities").

     1.4. Purchase Price. Subject to adjustment as set forth in Section 2.4.2, the purchase price for the Purchased Assets shall be $14,000,000 (the "Purchase Price"), representing the aggregate amount of the fair market values of the various categories of such Purchased Assets as agreed upon by Buyer and the Company and set forth below (Buyer and the Company each hereby agreeing to report the transaction for tax purposes on a basis consistent therewith), increased or decreased in accordance with Section 2.4.2 hereof (it being agreed that any such increase or decrease shall be allocated pro rata to the


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various categories of Purchased Assets by adjusting them accordingly):

     Category of Asset             Agreed Upon Fair Market Value
     -----------------             -----------------------------
     Working Capital               Net Book Value
     Fixed Assets                  Net Book Value
     All other purchased assets    Balance of the Purchase Price

     2. Closing.

     2.1. Closing Date. The closing of the sale and purchase provided for herein (the "Closing") shall take place at 10:00 A.M., local time, at the offices of Powell, Goldstein, Frazer & Murphy LLP, on February 25, 1998, or at such other place, time and date as may hereafter be mutually agreed upon by the parties (such time and date of Closing being hereinafter called the "Closing Date").

     2.2. Action by Buyer. Subject to the terms and conditions herein contained, on the Closing Date, Buyer shall deliver to the Company (in addition to the documents and instruments to be delivered by it pursuant to paragraphs 3 and 9 hereof), in cash, by certified or official bank check, payable to the order of the Company or wire transfer to an account designated by the Company (i) the Purchase Price for the Purchased Assets and (ii) an amount (the "Adjustment") equal to (a) the adjustment to the Purchase Price as provided in Section


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

2.4.2 (however, for purposes of calculating the Adjustment paid on the Closing Date, such amounts shall be calculated based on the Trial Balance Sheet (as hereinafter defined)), less (b) the amount of $300,000 which shall be held in escrow (the "Escrow") with Tenzer Greenblatt LLP (the "Escrow Agent") pursuant to the terms of the escrow agreement (the "Escrow Agreement"), in substantially the form attached hereto as Exhibit A, (iii) a duly executed Assumption Agreement, in substantially the form of Exhibit B attached hereto and made a part hereof, and (iv) the Trial Balance Sheet .

     2.3. Action by the Company and Selling Stockholders. Subject to the terms and conditions herein contained, on the Closing Date the Company and/or the Selling Stockholders, as the case may be, shall deliver to Buyer (in addition to the documents and instruments to be delivered by it pursuant to paragraphs 3 and 8 hereof): (i) a duly executed Bill of Sale and Assignment in substantially the form of Exhibit C attached hereto and made a part hereof, and (ii) a Sublease Agreement (in recordable form) in substantially the form of Exhibit D attached hereto and made a part hereof; (iii) other personal property lease assignments, motor vehicle registrations and certificates of title; patent, trademark, trade name and copyright assignments (in form suitable for recording in


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

the United States Patent and Trademark Office and in the comparable offices of all relevant foreign jurisdiction) in substantially the form of Exhibit E attached hereto and made a part hereof; and other instruments of transfer, and
(iv) all third party consents and governmental and administrative approvals as set forth in Schedules 4.5 and 4.21, necessary or appropriate in order to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchased Assets, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever, except for the Permitted Encumbrances.

     2.4. Purchase Price Adjustments.

     2.4.1. Trial Balance Sheet. Prior to the Closing Date, the Selling Stockholders and Buyer shall prepare and have agreed on a balance sheet of the Business as of December 31, 1997 (the "Trial Balance Sheet"). Inventory Protocol, for purposes of this Agreement shall be defined as set forth on Exhibit J attached hereto and made a part hereof. Within thirty (30) days after Closing Date, the Company and the Selling Stockholders shall prepare and deliver to Buyer a balance sheet of the Business determined as of the Closing Date (the "Trial Closing Balance Sheet"), which balance sheet shall be prepared in accordance with the Inventory Protocol and shall


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

be based on the Trial Balance Sheet. The Trial Closing Balance Sheet shall be prepared at the Company's and the Selling Stockholders' cost and expense. Within sixty (60) days after delivery by the Company and the Selling Stockholders of the Trial Closing Balance Sheet to Buyer, the Buyer shall have the Trial Closing Balance Sheet audited by BDO, at the Buyer's expense, which balance sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"). In addition, BDO shall prepare a supplemental schedule indicating the adjustments, including the Inventory Protocol, to reflect Tax Basis Accounting. The Trial Closing Balance Sheet as audited by BDO Seidman ("BDO") together with the adjustments contemplated by the supplemental schedule shall be the "Closing Balance Sheet." Representatives of the Buyer and Selling Stockholders shall be entitled to participate in and observe the audit of the Trial Closing Balance Sheet, at their own expense, to whatever extent they may elect. The Selling Stockholders shall cause West and Associates, P.C. to make available their work papers to BDO.

     The Closing Balance Sheet shall be delivered to the Selling Stockholders promptly after receipt by the Buyer from BDO. The Selling Stockholders may, at their expense, employ such tests and auditing procedures as the Selling Stockholders deem to be appropriate under the circumstances. On the basis of

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their review, the Selling Stockholders may, during the fifteen (15) day period following delivery to them of the Closing Balance Sheet, propose such adjustments (if any) as shall in their judgment be required to cause the Closing Balance Sheet to properly reflect the financial condition of the Company as of the Closing Date. In the event that Buyer and the Selling Stockholders are unable to agree upon any such proposed adjustments within ten (10) days after they have been proposed by the Selling Stockholders as aforesaid, then, in such event, the adjustment(s) in dispute shall be submitted to a firm of certified public accountants of national standing which is mutually acceptable to the Buyer and the Selling Stockholders (the "Arbitrator"), for its consideration; the fees of said firm, the decision of which shall be final and binding upon Buyer and the Selling Stockholders, shall be paid one-half by each of said parties. The Closing Balance Sheet shall become final and binding upon the parties, (A) if the Selling Stockholders do not propose any adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof by the Selling Stockholders or fifteen (15) days after the delivery thereof to the Selling Stockholders, or (B) if the Selling Stockholders propose adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof (as so


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

adjusted) by the Selling Stockholders and the Buyer or the date of the receipt by the Selling Stockholders and the Buyer of the decision of the Arbitrator as to any adjustment(s) submitted to it for resolution. The final and binding Closing Balance Sheet (the "Audited Closing Balance Sheet") shall be delivered by the Buyer to the Selling Stockholders within five days after it becomes binding upon Buyer and the Selling Stockholders as aforesaid.

     2.4.2. The Adjustment. The Purchase Price shall be (i) increased dollar for dollar in the event that the aggregate amount of the current assets (cash, accounts receivable less than 30 days after the due date of the invoice, good and usable inventory consistent with the Inventory Protocol, deposits and prepaid expenses) minus the current liabilities (accounts payable, customer deposits and short term liabilities excluding interest bearing debt) reflected on the Audited Closing Balance Sheet (the "Net Current Assets") is greater than $3,000,000 (the "Base Amount"), or (ii) decreased dollar for dollar in the event that the aggregate amount of Net Current Assets reflected on the Audited Closing Balance Sheet is less than the Base Amount.

     If the Audited Closing Balance Sheet shows Net Current Assets greater than the Base Amount, then Buyer shall be


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

obligated to pay to the Company, within five (5) days after delivery of the Audited Closing Balance Sheet, the difference between (a) the amount that the Net Current Assets exceeds the Base Amount, minus (b) the Adjustment amount paid by Buyer to Seller on the Closing Date, which amount shall first be satisfied by the amounts deposited by Buyer in the Escrow, pursuant to instructions from Buyer to the Escrow Agent authorizing the Escrow Agent to release that amount due the Company. If any amounts are still due from Buyer, they shall be paid in the same manner as set forth in Section 2.2.

     If the Audited Closing Balance Sheet shows Net Current Assets less than the Base Amount, then the Company shall be obligated to pay Buyer, within five (5) days after delivery of the Audited Closing Balance Sheet, the sum of (a) the amount that the Base Amount exceeds the Net Current Assets plus (b) the Adjustment amount paid by Buyer to the Company on the Closing Date. Furthermore, all amounts held in Escrow shall be returned to the Buyer by the Escrow Agent.

     3. Additional Covenants.

     3.1. Further Assurances. Each of the Company, the Buyer and each of the Selling Stockholders hereby agrees that it or he shall from time to time after the Closing Date, at the requesting party's sole cost and expense (unless the

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requesting party is entitled to indemnification therefor hereunder), take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as any other party may reasonably request in order to more fully perfect the rights which are intended to be granted to such party hereunder. The Company and the Stockholders acknowledge and agree that from and after the Closing, the Buyer will have the right but not the obligation to possession of all documents, books, records (including copies of tax records), agreements, and financial data of any sort relating to the Company included in the definition of Purchased Assets in this Agreement; provided, however, that the Company and the Stockholders shall have the right to obtain access to such documents, books, records (including copies of tax records), agreements, and financial data upon reasonable prior notice and at reasonable times, to make photocopies thereof for a proper purpose, such as in connection with the preparation of their tax returns.

     3.2. Non-Assignable Contracts. Anything in this Agreement contained to the contrary notwithstanding, nothing in this Agreement shall be construed as an attempt to assign (i) any contract or agreement that is at law non-assignable without the consent of the other party thereto and as to which such


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consent shall not have been given, or (ii) any contract or agreement as to which all the remedies for the enforcement thereof and the rights thereunder enjoyed by the Company would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and agreement of the character described in clauses (i) and (ii) of the immediately preceding sentence and all claims and demands relating to such contracts and agreements may be realized, the Company hereby agrees with Buyer that it will, at its sole cost and expense, at the request and under the direction of Buyer, in the name of the Company or otherwise, as Buyer shall specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall be, in the opinion of Buyer, reasonably necessary or desirable (a) in order that the rights and benefits of the Company under such contracts and agreements shall be preserved and (b) for, and to facilitate, the collection of the monies due and payable, and to become due and payable, to the Company in and under every such contract and agreement, and the Company will hold the same for the benefit of and will pay the same, when received, to Buyer.

     3.3. Investigation. Prior to the date hereof Buyer has made, directly and through its representatives, such


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investigation of the Company, the Business and the Purchased Assets as Buyer
deems necessary or advisable, but such investigation shall not affect any of the representations and warranties of the Company or any of the Selling Stockholders contained herein or in any instrument or document delivered pursuant hereto.

     3.4. Cooperation. Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the opinion of any of the parties hereto in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby. Any costs, charges or fees incurred pursuant to this Section 3.4 shall be shared equally by the Buyer and the Company.

     3.5. Use of Names. Within five (5) days after the Closing Date, the Company shall have, at its cost and expense, (i) changed its corporate name to a name bearing no resemblance to "Weed Wizard", and (ii) taken such other action as is necessary or is in the reasonable opinion of Buyer desirable so that Buyer will have full and exclusive right, title and interest in and to, and exclusive use of, all of the


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names, brands and marks used in connection with the Business, including, without limitation, the name "Weed Wizard". In furtherance of the foregoing, the Company hereby agrees from and after the Closing Date it shall not use or permit any of its subsidiaries or affiliates to use, directly or indirectly, any of such words, names, brands, marks or expressions, or anything so closely resembling any of the foregoing as to be likely confused therewith, or as to be likely to detract from the value of any of the Purchased Assets or the Business.

     3.6. Waiver of Compliance with Bulk Transfer Laws. With respect to the transactions contemplated by this Agreement, Buyer, the Selling Stockholders and the Company, respectively, hereby waive compliance with any applicable provisions of the so-called "bulk transfer laws" (Article 6 of the Uniform Commercial Code) of any relevant jurisdiction.

     3.7. Payment of Taxes Upon Transfer of Purchased Assets. The Company and Buyer, respectively, shall be responsible for, and shall each pay, one-half (1/2) of all sales, use, purchase, transfer and similar taxes, and any and all filing, recording, registration and similar fees, arising out of the transactions contemplated by this Agreement.

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     3.8. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of eighteen (18) months following the Closing Date and the consummation of the transactions contemplated hereby. No action, claim or proceeding may be brought by any party hereto against any other party resulting from, arising thereof, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder after the time such representation, warranty or covenant ceases to survive pursuant to this Section 3.8, unless notice of such claim setting forth with specificity the basis for such claim is delivered to the party prior to such time.

     3.9. Books and Records. The Company and Don Bryan shall, for a period of at least seven (7) years following the Closing Date, maintain and make available to Buyer and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Company, the Purchased Assets, the Business or the Assumed Liabilities which are not included among the Purchased Assets. Buyer shall, for a period of at least seven (7) years following the Closing


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Date, maintain and make available to the Company and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Company, the Purchased Assets, the Business or the Assumed Liabilities which are included among the Purchased Assets, but only insofar as said books and records relate to periods ending on or prior to the Closing Date.

     3.10. Discharge of Liens. The Company shall have caused all liens, claims, charges and encumbrances upon any of the Purchased Assets, other than the Permitted Encumbrances, to be terminated or otherwise discharged at or prior to the Closing.

     3.11. Retained and Assumed Liabilities. At or prior to the Closing Date, the Company shall have paid and discharged in full all Notes Payables, Sales Taxes Payable and Accrued Interests Payable as such liabilities appear on the Trial Balance Sheet, and subsequent to the Closing Date, the Company shall pay, discharge and perform the other Retained Liabilities in due course, and subsequent to the Closing Date, Buyer shall pay, discharge and perform the Assumed Liabilities in due course.



                                       20
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     3.12. Products Liability Insurance. On or prior to the Closing Date, the
Company shall, at its expense, cause Buyer to be named as an additional insured under its products liability tail insurance policies as in effect on the Closing Date. The Company has provided Buyer with a description of such policy. Prior to the Closing Date, the Company shall provide Buyer with a copy of said policies, together with the written agreements of the insurers that said policies will not be modified or cancelled without at least 30 day's prior written notice to Buyer. The Buyer shall be authorized, but under no duty to obtain or maintain such insurance at the Company's expense if the Company fails to do so.

     3.13. Remittances. The Company shall (i) within ten (10) days after the end of each month following the Closing Date, remit to Buyer any and all amounts which are received by it during such month in respect of the accounts receivable or any other assets which are included among the Purchased Assets, and (ii) provide Buyer with such information relating to said remittances as Buyer may reasonably require in order to properly maintain its records relating to the Purchased Assets. Pending such remittances, all such amounts shall be held by the Company in trust for Buyer.



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

     3.14. Sublease Agreement. At Closing, Buyer and the Company shall enter into a Sublease Agreement for the premises located at 6195 Highway 52 East and adjacent 25 Starbridge Road and 74 Starbridge Road, Dahlonega, Georgia, in substantially the form annexed hereto as Exhibit D.

     3.15. Reimbursement for Certain Returns. The Selling Stockholders agree that for the period of six (6) months after the Closing Date they shall promptly pay Buyer (i) $1.25 for each old non reworked return received by Buyer, (ii) an additional $3.70 for each such item for which the customer requested and obtained a credit or refund and with respect to which such customer has not placed new orders within 90 days thereafter, and (iii) all expenses of Buyer from third party vendors in connection with shipping and handling costs associated with all "old non-reworked returns" which represent "hangover" returns from the Company's program associated with the one-size fits all product exchange. This payment obligation shall not be subject to the basket set forth in Section 6.1 hereof.

     4. Representations and Warranties as to the Company and the Selling Stockholders. The Company and each of the Selling Stockholders jointly and severally represent and warrant to Buyer as follows:

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

     4.1. Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Company, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation except where the failure to qualify would have a material adverse effect on the Company. Copies of the Certificate of Incorporation of the Company and all amendments thereof, and of the By-laws of the Company, as amended to date, have been furnished to Buyer and are complete and correct. The Company's minute books heretofore exhibited to Buyer contain complete and accurate records of all meetings and other corporate actions of the Company's stockholders and Board of Directors provided, however, that if the Company is unable to produce complete minute books, the Company shall have provided Buyer with a certificate of an officer of the Company as to the due authorization of the Company's corporate acts which are not evidenced by such minutes (including committees of its Board of Directors).



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

     4.2. Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, par value $.01 per share, of which 2,000 shares are issued and outstanding and all of which are owned by the Selling Stockholders as set forth on Schedule 4.2. There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character with respect to the stock of the Company to which the Company is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Common Stock of the Company. There is no personal liability, and there are no preemptive or similar rights, attached to the Company's Common Stock. Set forth on Schedule 4.2, is a complete and correct list of the names, addresses and record and beneficial stock ownership of all of the stockholders of the Company, all of which shares are owned by the persons listed thereon free and clear of all claims, liens and encumbrances of any nature whatsoever.

     4.3. Interests in Other Entities. The Company does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (B) have any ownership


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

interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (C) have any obligation, direct or indirect, present or contingent,
(1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (2) to share any profits or capital investments or both.

     4.4. Authority. The execution and delivery by the Company of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company (including, but not limited to, the unanimous consent of its stockholders and Board of Directors), and the Company has all necessary power with respect thereto. This Agreement is, and when executed and delivered by the Company and the Selling Stockholders (to the extent that they are parties thereto) each of the other agreements to be delivered by any or all of them pursuant hereto will be, the valid and binding obligation of the Company and the Selling Stockholders (to the extent that they are parties thereto) in accordance with its terms.

     4.5. Noncontravention. Except as set forth on Schedule 4.5 neither the execution and delivery by the Company or any of the Selling Stockholders of this Agreement or of any agreement to be executed and delivered by any or all of them pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by any of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Company, or (B) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of them is a party or by which any of them or any of the Purchased Assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (C) except as set forth on Schedule 4.5(C) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental or administrative authority which is applicable to any of them or any of the Purchased Assets, or
(D) except as set forth on Schedule 4.5(D) result in the creation or imposition of any lien, claim, security interest restriction, charge or encumbrance upon any of the Purchased Assets, or (E) except as set forth on Schedule 4.5(E) interfere with or otherwise adversely affect the ability of Buyer to carry on the Business after the Closing Date on substantially the same basis as is now conducted by the Company.

     4.6. Financial Statements. The Company has heretofore delivered to Buyer copies of its balance sheets as of December 31, 1997, 1996 and 1995, together with the related statements of income, changes in financial position and changes in stockholders' equity for the years ended on such dates, compiled by West & Associates, P.C., independent certified public accountants (the "Financial Statements"). Said Financial Statements were prepared on a Tax Basis (as hereinafter defined), and, consistent with the principles of Tax Basis accounting, fairly present the financial position of the Company as at the dates thereof and its results of operations for the periods indicated. The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of the Company as set forth in the aforementioned financial statements. "Tax Basis" shall mean accounting methods and principles consistent with applicable provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

     4.7. Absence of Undisclosed Liabilities. To the knowledge of the Company, the Selling Stockholders and Z.V. Major, the Company has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (i) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared on a Tax Basis, or (ii) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or (iii) incurred, consistent with past practice, in the ordinary course of business since June 30, 1997 (in the case of liabilities and obligations of the type referred to in clause (i) above).

     4.8. Properties. The Purchased Assets comprise substantially all of the personal and intangible properties used in the conduct of the Business which are necessary in order for the Company and the Selling Stockholders to carry on the Business as is now conducted by the Company. The Company has good and valid title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except for Permitted Encumbrances. The Company owns no real property. All machinery and equipment which are material to the business, operation or condition (financial or otherwise) of the Company are in substantially good operating condition and repair, subject to normal wear and tear; and none of such machinery or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not substantial in nature or cost. Schedule 4.8 contains an accurate list setting forth all (A) real property leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Company and (B) machinery and equipment, motor vehicles and other personal property owned by the Company or leased by or to the Company, or which is otherwise used or available for use in connection with the Business.

     4.9. Accounts Receivable; Inventories. Schedule 4.9 sets forth the accounts receivable of the Company as of February 25, 1998. The accounts and notes receivable which are reflected on the Audited Closing Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the allowance for doubtful accounts reflected thereon, and are not subject to offsets. The inventories reflected on the Audited Closing Balance Sheet are consistent with the Inventory Protocol, and consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of the Company, except for inventory of Kleen Jeans, Lawnkeeper and Grass Wizard items which will be written down in the Closing Balance Sheet. All inventories are stated at the lower of cost or market in accordance with Tax Basis accounting.

     4.10. Absence of Changes. Since June 30, 1997, there has not been (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of the Company (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (ii) any waiver by the Company of any right, or cancellation of any debt or claim, of substantial value, (iii) any change in any of the arrangements which are referred to in subparagraph 4.17 hereof or any transactions of the type which is referred to in clause (E) of subparagraph 4.19 hereof, or (iv) any change in the accounting principles or methods which are utilized by the Company.

     4.11. Litigation. Other than as set forth in Schedule 4.11 there are no claims, suits, actions, arbitration, investigations, inquiry or other proceeding before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of the Company, threatened, against or relating to the Company, the Business or any of the Purchased Assets. Other than as set forth on Schedule 4.11, there are no judgments, orders, stipulations, injunctions, decrees or awards in effect which name the Company, the effect of which is (A) to materially limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise materially adverse to the Business or any of the Purchased Assets. Other than as set forth on Schedule 4.11 the Company has not settled or compromised any litigation since December 31, 1994, or settled, paid or compromised any claims not required to be paid which are individually in an amount in excess of $25,000 and in the aggregate in an amount in excess of $100,000. Schedule 4.11 sets forth all claims known by the Company made by third parties against the Company received by the Company after December 31, 1994, relating to Products.

     4.12. No Violation of Law. To the knowledge of the Company, the Selling Stockholders and Z.V. Major, the Company is not engaging in any activity or omitting to take any action as a result of which (A) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Company, the Business or any of the Purchased Assets, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, which violation would have a material adverse effect on the Business, and (B) the Company, the Business and/or any of the Purchased Assets have been or may be materially and adversely affected.

     4.13. Intellectual Property. Schedule 4.13 is a complete and correct list of all (A) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by the Company, and all applications therefor, and (B) licenses and other agreements to which the Company is a party or otherwise bound which relate to any of the foregoing. Except as expressly set forth in said Schedule 4.13, (i) the Company owns or has the right to use all of the foregoing; (ii) no proceedings have been instituted, are pending or, to the best of the knowledge of the Company are threatened, which challenge the rights of the Company in respect thereto or the validity thereof and, to the best knowledge of the Company, there is no valid basis for any such proceedings; (iii) to the knowledge of the Company, none of the aforesaid violates any laws, statutes, ordinances or regulations, or infringes upon or violated any rights of others, or is being infringed by others, which in either case would have a material adverse effect on the Business; and (iv) none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge. Company has funded Buyer's expenses with respect to Buyer's efforts to obtain a federal registration of the Weed Wizard trademark.

     4.14. Tax Matters. The Company has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or made adequate provision for the payment of, all material taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The provision for taxes which is set forth on the books of account of the Company is adequate for all taxes of the Company which accrued after December 31, 1997. The Company has not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and is not a party to any pending or, to the best of the knowledge of the Company, threatened, action or proceeding by any governmental authority for the assessment or collection of income or other taxes.

     4.15. Insurance. Attached hereto as Schedule 4.15 is a complete and correct list and summary description of all policies of insurance purchased by the Company from January 1, 1993 until the Closing Date relating to any of the Purchased Assets or the Business in which the Company is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Since January 1, 1995, the Company has not sustained any material loss or interference with its business from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court of governmental action, order or decree.

     4.16. Products Liability. Schedule 4.16 lists all product liability claims made or to the knowledge of the Company threatened in the Company's last three fiscal years.

     4.17. Employee Arrangements. Schedule 4.17 is a complete and correct list and summary description of all (i) written union, collective bargaining, employment, management, termination and consulting agreements to which the Company is a party or otherwise bound, and (ii) written compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of the Company. Said Schedule also lists the names and compensation of all employees of the Company whose earnings during the last fiscal year was $50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the present year. Since June 30, 1997, except as set forth on Schedule 4.17, the Company has not
(i) increased the compensation or fringe benefits of any of its directors, officers or employees, (ii) paid any bonus, salary or compensation to the Stockholders, nor (iii) established, adopted, entered into or amended or terminated any written agreement or other plan, agreement, trust, fund policy or arrangement for the benefit of any of its directors, officers or employees.

     4.18. ERISA. There is no "employee pension benefit plan", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, which is maintained by the Company or to which it contributes or is obligated or required to contribute.

     4.19. Certain Business Matters. Except as is set forth in Schedule 4.19,
(A) the Company is not a party to or
bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (B) there are no pending, or to the best of the knowledge of the Company threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and, to the best of the knowledge of the Company, no union representation questions exist, and there are no organizing activities, in respect of any of the employees of the Company, (C) the Company and the Stockholders are not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it, and (E) the Company is not a party to or bound by any agreement in which any officer, director or stockholder of the Company (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

     4.20. Certain Contracts. Schedule 4.20 is a complete and correct list of all contracts, commitments, indentures, mortgages, guarantees, debts, other obligations, agreements and understandings which are not set forth in any other Schedule delivered hereunder and to which the Company is a party or otherwise bound, except for each of those which (A) was made in the ordinary course of business, and (B) either (1) is terminable by the Company (and will be terminable by Buyer) without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate payments to or by the Company of $50,000 (or the equivalent) or less calculated over the full term thereof, and (C) is not otherwise material to the Business or any of the Purchased Assets. Complete and correct copies of all contracts, commitments, indentures, mortgages, guarantees, debts, other obligations, agreements and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by the Company to Buyer, and except as expressly stated on the Schedule on which they are set forth, (A) each of them is in full force and effect, and to the knowledge of the Company with respect to the other party, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and, to the best of the knowledge of the Company, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (B) there has been no threatened cancellations thereof, and there are no outstanding material disputes thereunder. None of the material provisions of such contracts, instruments or agreements materially violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company, the Business or the Purchased Assets.

     4.21. Approvals. Schedule 4.21 is a complete and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates, franchises and other authorizations which, to the best of the Company's knowledge, are necessary for the operation of the Business or to own or operate the Purchased Assets, all of which have been obtained by the Company and are in full force and effect. There are no proceedings pending or, to the knowledge of the Company, threatened, seeking to cancel, terminate or limit such consents, permits, appointments, approvals, licenses, certificates, franchises or other authorizations.

     4.22. Customers and Suppliers. Set forth on Schedule 4.22 is a complete and correct list setting forth, with respect to the years ended December 31, 1997 and 1996,: (A) the ten (10) largest customers of the Business and the amount for which each such customer was invoiced, and (B) the ten (10) largest suppliers of the Business and the amount of goods and services purchased from each such supplier. To the knowledge of the Company there has been no material adverse change in the business relationship between the Business and any such customer or supplier, and (ii) to the best of the knowledge of the Company said suppliers and customers will continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

     4.23. Business Practices and Commitments. Schedule 4.23 is a summary description of (i) all of the Company's current rebate and volume discount and promotional practices and obligations, (ii) the Company's current allowance and customer return practices and obligations, (iii) the Company's warranty practices and obligations and (iv) the Company's cooperative advertising and product introduction commitments. Except as set forth on Schedule 4.23, the Company does not have any written product warranties which are provided to its customers with regard to the purchase of the Company's products.

     4.24. Backlog and Retail Inventories. Set forth on Schedule 4.24 is the firm backlog of the Company as at December 31, 1997, and the Closing Date, respectively. Set forth on Schedule 4.24A is the inventory of the Company's products of each of the Company's customers who have supplied such information (as supplied by such customers) as of the dates set forth on said Schedule.

     4.25. Brokers. No agent, broker, person, or firm acting on behalf of the Company or the Selling Stockholders, or under its or their authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby, other than Ernst & Young LLP, the fees of which shall be the responsibility of the Company.

     4.26. Information as to the Company. None of the representations or warranties made by the Company or any of the Selling Stockholders in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     4.27. Political Contributions. The Company has not, directly or indirectly, at any time (i) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.

     4.28. Creditors. Schedule 4.28 lists all of the Company's creditors as of the date of this Agreement.

     5. Representations and Warranties as to Buyer. USH&G and the Buyer hereby jointly and severally represents and warrants to the Company as follows:

     5.1. Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Buyer is qualified to do business in the State of Georgia.

     5.2. Authority. The execution and delivery by Buyer of this Agreement and of each agreement to be executed and delivered by it pursuant hereto, the compliance by Buyer with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement is, and when executed and delivered by Buyer each other agreement to be executed and delivered by it pursuant hereto will be, the valid and binding obligation of Buyer in accordance with its terms. Neither the execution and delivery by Buyer of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Buyer with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of Buyer, or in the breach of any material agreement to which Buyer is a party or otherwise bound.

     6. Indemnification.

     6.1. Indemnification by the Company and the Selling Stockholder. The Company and each Selling Stockholder, jointly and severally shall indemnify and hold Buyer and USH&G harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which USH&G and/or Buyer may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the Retained Liabilities, (ii) the noncompliance with any applicable bulk transfer laws of any jurisdiction with respect to the Purchased Assets, (iii) the breach by the Company or any of the Selling Stockholders of any representation, warranty or covenant made by him or it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto, or (iv) third party claims related to Products of the Company sold at retail prior to the Closing Date (i)-(iv) collectively, "Losses"), provided, however, (i) that the aggregate amount of the Company's and/or the Selling Stockholders' liability under this Section 6 shall not exceed the Purchase Price, (ii) that the aggregate amount of any one Selling Stockholders' liability under this Section 6 shall not exceed such portion of the Purchase Price actually received by such Selling Stockholder, and (iii) the Company and the Selling Stockholder shall have no such indemnification obligation under this
Section 6 until Buyer or USH&G has suffered Losses in excess of seventy five thousand ($75,000) dollars, and then only to the extent of such excess. This indemnification obligation shall also apply to claims directly by USH&G and/or the Buyer against the Company and/or the Selling Stockholder as well as to third party claims.

     6.2. Indemnification by Buyer. Buyer indemnifies and holds the Company and the Selling Stockholders harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (net of any insurance proceeds received by Buyer and related thereto and including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecutor defense of any matter indemnified pursuant hereto), which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the Assumed Liabilities or (ii) the breach by Buyer or USH&G of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto, (iii) noncompliance with applicable bulk transfer laws solely with respect to the Assumed Liabilities, or
(iv) third party claims related to Products of the Company sold at retail on or after the Closing Date. The Buyer shall have no such indemnification obligation under this Section 6 until the Company and/or the Selling Stockholders have suffered Losses in excess of seventy five thousand dollars ($75,000), and then only to the extent of such excess. This indemnification obligation shall also apply to claims directly by the Company and/or the

Selling Stockholders against the Buyer as well as to third party claims.

     6.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this paragraph 6, the party or parties seeking such indemnification shall within ten (10) days thereafter notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have thirty (30) days (or such time as may be required to file an answer or response in court) after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (i) in the case of the Company and/or any of the Selling Stockholders as the indemnifying party or parties, it or they shall not thereby permit to exist any lien, encumbrance or other adverse change upon any of the Purchased Assets, Buyer or the Business, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time if the indemnifying party is unconditionally released thereby, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in subparagraph 6.1 or
6.2 hereof, as the case may be.

     7. Nondisclosure; Noncompete.

     7.1. "Confidential Information" Defined. As used in this paragraph 7, the term "Confidential Information" shall mean any and all information (oral and written) relating to the Business or the Purchased Assets, other than such information which can be shown by the Company to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of subparagraph 7.2 below, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; machinery and equipment; manufacturing processes; technology; research; test procedures and results; customers and prospects; marketing; and selling and servicing.

     7.2. Nondisclosure of Confidential Information. The Company, each of the Selling Stockholders and Z.V. Major hereby agrees not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever. This restriction shall expire as to Confidential Information not rising to the level of a trade secret under the Georgia Trade Secrets Act within two (2) years following the Closing Date.

     7.3. Noncompete Covenant. The Company, each of the Selling Stockholders and Z.V. Major shall not, during the two (2) year period commencing on the Closing Date, directly or indirectly (A) engage or become interested in any entity (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) in the continental United States whose products or activities compete in whole or in part with the Business of the Company. Notwithstanding the foregoing, the Company, each Selling Stockholder and Z.V. Major shall be permitted to own not more than five percent (5%) of any class of securities which is registered under the Securities Exchange Act of 1934, as amended; provided, however, that said 5% limitation shall apply to the aggregate holdings of any Selling Stockholder, Z.V. Major or the Company, as the case may be, and those of all other persons and entities with whom he or it has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities.

     7.4. Certain Activities. The Company, each of the Selling Stockholders and Z.V. Major hereby acknowledges and agrees for an eighteen (18) month period commencing on the Closing Date, neither the Company, the Selling Stockholders nor Z.V. Major shall, without the written consent of Buyer or USH&G, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter his or its relationship with the Business, provided, however, that the foregoing shall not apply to employees employed at the Dahlonega, Georgia facility who are not offered employment by Buyer or USH&G immediately following the Closing.

     7.5. Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (i) Buyer and USH&G would be irreparably injured in the event of a breach by the Company or any of the Selling Stockholders or Z.V. Major of any of his or its obligations under this paragraph 7 with respect to unauthorized disclosure of Confidential Information or engaging in activities in violation of Sections 7.3 or 7.4, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) Buyer shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which the Company, any of the Selling Stockholders or

Z.V. Major may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this paragraph 7.

     7.6. Scope of Restriction. It is the intent of the parties hereto that the covenants contained in this paragraph 7 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the Company, the Selling Stockholders and Z.V. Major hereby acknowledging that said restrictions are reasonably necessary for the protection of Buyer). Accordingly, it is hereby agreed that if any one or more of the provisions of this paragraph 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

     7.7. Additional Undertakings. The provisions of this paragraph 7 shall be in addition to, and not in lieu of, any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise, including, but not limited to, any obligations which may be


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

contained in any employment or consulting agreements between Buyer and any of the Selling Stockholders.

     8. Documents to be Delivered by Company and Selling Stockholders at
Closing:

     The Company and the Selling Stockholders shall deliver the following documents at Closing:

     8.1. Escrow Agreement. The Escrow Agreement in substantially the form of Exhibit A, by and among the Company, the Selling Stockholders, the Buyer and the Escrow Agent.

     8.2. Bill of Sale. The Bill of Sale and Assignment in substantially the form of Exhibit C of the Company.

     8.3. The Sublease Agreement. The Sublease Agreement in substantially the form of Exhibit D between the Company and the Buyer.

     8.4. Patent and Trademark Assignments. The Patent and Trademark Assignments in substantially the form of Exhibit E between the Company and the Buyer.

     8.5. Certificate of Company and Selling Stockholders. A Certificate of the Secretary of the Company and the Selling Stockholders certifying that (i) the representations and warranties of the Company and the Selling Stockholders contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto are true, (ii) the Company and the Selling Stockholders have performed all material obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto and required to be performed or complied with by any or all of them at or prior to the Closing Date, (iii) each of the Company's Board of Directors and Stockholders has duly authorized the execution of this Agreement and the consummation of the transactions contemplated hereby and (iv) no order of any court or administrative agency is in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the judgment of Buyer makes it inadvisable to proceed with the consummation of such transactions, has been instituted or to the knowledge of the Company or the Selling Stockholders has been threatened by any person or entity.

     8.6. Opinion of Counsel for the Company. An opinion of Messrs. Powell, Goldstein, Frazer & Murphy LLP, counsel for the Company and the Selling Stockholders, dated the Closing Date, in substantially the form of Exhibit F attached hereto and made a part hereof.

     8.7. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) set forth on Schedule 4.5 required as a precondition to the performance by the Company and the Selling Stockholders of their respective obligations hereunder and under any agreement delivered pursuant hereto.

     8.8. Minimum Net Current Assets Certificate. A certificate of the President of the Company stating the Net Current Assets are at least $1,500,000 as of the Closing Date.

     8.9. Financial Statements of the Company. The Trial Date Balance Sheet certified by the President of the Company.

     8.10. Employment Agreement. Employment Agreements with Jeff Mounce and Bruce Diamond and Buyer, in substantially the form annexed hereto as Exhibit G.

     8.11. Letter of Agreement. Letter Agreement with Z.V. Major with respect to consulting services to be performed by Z.V. Major to the Company in the amount of $4,800 per month for 6 months from the Closing Date in substantially the form annexed hereto as Exhibit H.

     8.12. Payoff Letters; UCC Termination Statements. Payoff letters from each of Union County Bank and Nations Bank N.A., together with UCC-3 termination statements with respect to security interests by each Bank on the Purchased Assets.

     9. Documents to be Delivered by Buyer and USH&G at Closing.

     The Buyer and USH&G shall deliver the following documents at Closing:

     9.1. Escrow Agreement. The Escrow Agreement in substantially the form of Exhibit A by and among the Company, the Selling Stockholders, the Buyer and the Escrow Agent.

     9.2. Assumption Agreement. The Assumption Agreement in substantially the form of Exhibit C executed by the Buyer.

     9.3. The Sublease Agreement. The Sublease Agreement in substantially the form of Exhibit D between the Company and the Buyer.

     9.4. Patent and Trademark Assignments. The Patent and Trademark Assignments in substantially the form of Exhibit E between the Company and the Buyer.

     9.5. Certificate of the Secretary of Buyer and USH&G. Certificate of the Secretary of Buyer and USH&G certifying that (i) the representations and warranties of Buyer and USH&G contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto are true, (ii) Buyer and USH&G have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto and required to be performed or complied with by it at or prior to the Closing Date, (iii) each of the Buyer's and USH&G's Board of Directors has duly authorized the execution of this Agreement and the consummation of the transactions contemplated hereby and
(iv) no
order of any court or administrative agency is in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby has been instituted to the knowledge of Buyer and/or USH&G or has been threatened by any person or entity.

     9.6. Opinion of Counsel for the Buyer. An opinion of Messrs. Tenzer Greenblatt LLP, counsel for the Buyer and USH&G, dated the Closing Date, in substantially the form of Exhibit H attached hereto and made a part hereof.

     9.7. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by Buyer of its obligations hereunder.

     10. Miscellaneous Provisions.

     10.1. Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay his or its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. For purposes of this Agreement, the expenses of the Company shall be deemed to be the expenses of the Selling Stockholders.

     10.2. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     10.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, by overnight courier or mailed by express mail or the date mailed if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to Buyer or USH&G to:    c/o U.S. Home and Garden, Inc.
                                     655 Montgomery Street
                                     Suite 830
                                     San Francisco, CA 94111

                                     Attn:  Robert Kassel

         Copy to:                    Tenzer, Greenblatt LLP

                                     405 Lexington Avenue
                                     New York, New York  10174

                                     Attn: Barry Rutcofsky, Esq.

         If to the Company, to:      Weed Wizard, Inc.
                                     P.O. Box 275
                                     Dahlonega, Georgia 30533
                                     Attn: President

         Copy to:                    Powell, Goldstein, Frazer &
                                     Murphy LLP
                                     191 Peachtree N.E.
                                     16th Floor
                                     Atlanta, Georgia  30303
                                     Attn:  Thomas R. McNeill, Esq.

         If to any or all of the
         Selling Stockholders, to:   The names and addresses
                                     set forth on Schedule 4.2 hereof

         Copy to:                    Powell, Goldstein, Frazer &
                                     Murphy LLP
                                     191 Peachtree N.E.
                                     16th Floor
                                     Atlanta, Georgia  30303
                                     Attn:  Thomas R. McNeill, Esq.

or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

     10.4. Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

     10.5. Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

     10.6. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     10.7. Assignment. Prior to the Closing Date, neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto, except that this Agreement may be assigned to a wholly-owned subsidiary of Buyer without the need for such prior consent provided that such assignment shall not relieve Buyer of any liabilities hereunder.

     10.8. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     10.9. Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     10.10. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     10.11. Announcements. No party hereto shall issue any press release or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange.

     10.12. Schedules. The Schedules delivered pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing, shall indicate the subparagraph pursuant to which it is being delivered, and shall be initialed by the delivering party.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


                                                 WEED WIZARD ACQUISITION CORP.


                                                 By: /s/ Richard J. Raleigh
                                                     ---------------------------
                                                             VP


                                                 U.S. HOME & GARDEN INC.


                                                 By: /s/ Richard J. Raleigh
                                                     ---------------------------
                                                             COO


                                                 WEED WIZARD, INC.


                                                 By: /s/ Don Bryan
                                                     ---------------------------

                                                       /s/ Pam Butler
                                                 -------------------------------
                                                           Pam Butler


                                                         /s/ Don Bryan
                                                 -------------------------------
                                                            Don Bryan


                                                        /s/ Mabel Bryan
                                                 -------------------------------
                                                            Mabel Bryan


                                                       /s/ Norman Adams
                                                 -------------------------------
                                                           Norman Adams


                                                        /s/ James Anderson
                                                 -------------------------------
                                                           James Anderson

                                              WITH RESPECT TO SECTIONS 4.7, 4.12
                                              AND ARTICLE VII HEREOF:


                                              /s/ Z.V. Major
                                              ----------------------------------
                                              Z.V. MAJOR








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